Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-7328) of Rio Tinto plc of our report, dated July 6, 2004, relating to the financial statements of the U.S. Borax Inc. Thrift Plan for Salaried Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Los Angeles, California
July 14, 2004